Exhibit 5.1

609 Main Street Houston, TX 77002 United States +1 713 836 3600 www.kirkland.com	Facsimile: +1 713 836 3601

November 19, 2021
Callon Petroleum Company
One Briarlake Plaza
2000 W. Sam Houston Parkway S., Suite 2000
Houston, Texas 77042
Ladies and Gentlemen:
    We are issuing this opinion letter in our capacity as special counsel to Callon Petroleum Company, a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), by the Company. The Registration Statement relates to the offer and sale, from time to time, by certain shareholders of the Company of an aggregate of up to 14,354,162 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company, which consists of: (i) 5,512,623 Shares issued to Chambers Investments, LLC (“Kimmeridge”) pursuant to that certain exchange agreement, dated August 3, 2021, between the Company and Kimmeridge and (ii) 8,841,539 Shares issued to Primexx Energy Partners, Ltd., BPP Energy Partners, LLC, Primexx Resource Development, LLC and BPP Acquisition LLC pursuant to those certain purchase and sale agreements, dated August 3, 2021, between the Company and Primexx Resource Development, LLC and BPP Acquisition LLC.
    In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, (ii) minutes and records of the corporate proceedings of the Company with respect to the issuance of the Shares, and (iii) the Registration Statement and the exhibits thereto.
    For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of the officers and other representatives of the Company.
    We have also assumed that: (i) the Registration Statement will be effective and will comply with all applicable laws at the time the Shares are offered or issued as contemplated by the Registration Statement; (ii) if applicable, a prospectus supplement or term sheet (“Prospectus Supplement”) will have been prepared and filed with the Commission describing the Shares offered thereby and will comply with all applicable laws; and (iii) all Shares will be sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and, if applicable, the appropriate Prospectus Supplement.

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Callon Petroleum Company November 19, 2021 Page 2

    Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.
    Our opinion expressed above is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware constitution and reported judicial decisions interpreting these laws.
    We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
    We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the sale of the Shares.
    This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.
    This opinion is furnished to you in connection with the filing of the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
Sincerely,
/s/ Kirkland & Ellis LLP

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